Exhibit 99.1

Collectors Universe Declares Quarterly Cash Dividend of $0.325 Per Common Share

NEWPORT BEACH, Calif., Jan. 28, 2014 (GLOBE NEWSWIRE) -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced that, pursuant to its previously adopted dividend policy, the Board of Directors has declared the Company's quarterly cash dividend of $0.325 per share of common stock for the third quarter of fiscal 2014. The cash dividend will be paid on February 28, 2014 to stockholders of record on February 14, 2013.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia ("collectibles"). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, collectible stamps, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

CONTACT:       Joseph Wallace

Chief Financial Officer

Collectors Universe

949-567-1245

Email: jwallace@collectors.com